FOR IMMEDIATE RELEASE

Investor Relations Contact:	Company Contact:
Peter Rahmer	Thomas A. Bologna
Trout Group	Chairman & Chief Executive Officer
646-378-2956	323-224-3900

Response Genetics, Inc. Announces Fourth Quarter and Year-End 2012 Financial Results

--- Q4 Revenue increases 11% to $5.5 million relative to Q4 2011and Gross Margin increases to 54% ---

--- Fourth Quarter Losses decrease to $0.5 million relative to Q4 2011 loss of $3.9 million ---

LOS ANGELES, March 21, 2013 — Response Genetics, Inc. (Nasdaq: RGDX), a company focused on the development and sale of molecular diagnostic tests that help determine a patient’s response to cancer therapy, today announced its consolidated financial results and business progress for the full year and fourth quarter ended December 31, 2012.

Total revenue for the fourth quarter ended December 31, 2012 was $5.5 million compared to $4.9 million for the quarter ended December 31, 2011 and $5.4 million for the quarter ended September 30, 2012. The Company’s pharmaceutical client revenue increased by 36% and the Company’s ResponseDX® revenue decreased 1% relative to the quarter ended December 31, 2011 and the Company’s pharmaceutical client and ResponseDX® revenues increased 3% and 2%, respectively, relative to the quarter ended September 30, 2012.

The Company’s net loss for the fourth quarter ended December 31, 2012 decreased to $0.5 million, or $(0.01) per share, compared to a net loss of $3.9 million, or $(0.20) per share, for the quarter ended December 31, 2011 and a net loss of $1.4 million, or $(0.05) per share, for the quarter ended September 30, 2012. This is the fourth consecutive quarter the Company decreased its net loss.

The Company also increased its gross margin to 54% for the quarter ending December 31, 2012 compared to 25% for the fourth quarter of 2011 and 49% for the quarter ended September 30, 2012. Gross margin is calculated as net revenue less cost of revenue.

Excluding cost of revenue, total operating expenses for the fourth quarter were $3.5 million, compared to $5.2 million for the same period last year and $4.0 million for the quarter ended September 30, 2012.

Cash and cash equivalents at December 31, 2012, were $9.0 million, compared to $1.7 million at December 31, 2011.

“We are once again very pleased with the financial results for the quarter ended December 31, 2012, which improved for the fourth consecutive time relative to the prior quarter. Since the fourth quarter of last year, we continued to realize consecutive quarter-over-quarter positive results from the many changes implemented by the Company. Gross margins have increased more than two-fold from the fourth quarter of last year, and operating loss has continued to decrease significantly, or nearly three-fold, since the third quarter of 2012 and by nearly eight-fold from the fourth quarter of last year,” said Thomas Bologna, the Company’s Chairman & Chief Executive Officer.

Mr. Bologna added, “Of equal importance, the Company currently has a strong balance sheet which will provide the means for implementing the structure needed to build top-line growth. We are well on our way to developing a dynamic ResponseDX® sales force which we expect will deliver top-line testing growth in the second half of 2013. We believe strong top-line growth coupled with the Company’s new management team, cost structure and focus on operational efficiencies, which were the hallmarks of our 2012 efforts, will help to further drive our strategic and financial performance.”

Total revenue for the year ended December 31, 2012 decreased to $18.7 million, compared to $22.6 million for the year ended December 31, 2011. The reduction was due primarily to the expected decrease in pharmaceutical client revenue during the first half of 2012 which resulted in a year over year decrease to $6.9 million for the year ended December 31, 2012, compared to $10.1 million for the year ended December 31, 2011. The Company’s ResponseDX® revenue decreased slightly to $11.9 million for the year ended December 31, 2012, compared to $12.5 million for the prior year.

The Company’s net loss for the year ended December 31, 2012 was $7.8 million or a loss of $0.29 per share, compared with a net loss of $5.8 million, or a loss of $0.30 per share, for the year ended December 31, 2011.

Additional Year-End 2012 Financial Results

Gross margin for the year ended December 31, 2012 was approximately 44% compared to approximately 48% for the previous year and was largely the result of decreased pharmaceutical revenue in the first two quarters of 2012. Excluding cost of revenue, total operating expenses for the year ended December 31, 2012 were $16.0 million, compared with $16.6 million for the year ended December 31, 2011. The decrease in total operating expenses of $0.6 million was due to a general focus on re-structuring the Company’s resources and cost reduction primarily impacting the second half of the year.

Conference Call Details

To access the conference call by phone on March 21 at 10:00 a.m. EDT, dial (800) 537-0745 or (253) 237-1142 for international participants. A telephone replay will be available beginning approximately two hours after the call through March 23, 2013, and may be accessed by dialing (855) 859-2056 or (404) 537-3406. The conference passcode for both the live call and replay is 20506513.

To access the live and archived webcast of the conference call, go to the Investor Relations section of the Company's website at http://investor.responsegenetics.com. It is advised that participants connect at least 15 minutes prior to the call to allow for any software downloads that might be necessary.

About Response Genetics, Inc.

Response Genetics, Inc. (the "Company") is a CLIA-certified clinical laboratory focused on the development and sale of molecular diagnostic testing services for cancer. The Company's technologies enable extraction and analysis of genetic information derived from tumor cells stored as formalin-fixed and paraffin-embedded specimens. The Company's principal customers include oncologists and pathologists. In addition to diagnostic testing services, the Company generates revenue from the sale of its proprietary analytical pharmacogenomic testing services of clinical trial specimens to the pharmaceutical industry. The Company's headquarters is located in Los Angeles, California. For more information, please visit www.responsegenetics.com.

Forward-Looking Statement Notice

Except for the historical information contained herein, this press release and the statements of representatives of the Company related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company's plans, objectives, projections, expectations and intentions, such as the ability of the Company, to provide clinical testing services to the medical community, to continue to expand its sales force, to continue to build its digital pathology initiative, to attract and retain qualified management, to strengthen marketing capabilities, to expand the suite of ResponseDX® products, to continue to provide clinical trial support to pharmaceutical clients, to enter into new collaborations with pharmaceutical clients, to enter into areas of companion diagnostics, to continue to execute on its business strategy and operations, to continue to analyze cancer samples and the potential for using the results of this research to develop diagnostic tests for cancer, the usefulness of genetic information to tailor treatment to patients, and other statements identified by words such as "project," "may," "could," "would," "should," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions.

These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties, including those detailed in the Company's filings with the Securities Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the application of funds, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control). The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

RESPONSE GENETICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31, (Unaudited)
	2011	2012

Cash and cash equivalents	$1,700,295	$9,041,478
Accounts receivable, net	4,047,059	5,373,023
Prepaid expenses and other current assets	991,351	576,112
Total current assets	6,738,705	14,990,613
Property and equipment, net	1,045,287	1,023,198
Intangible assets	66,815	575,409
Total assets	$7,850,807	$16,589,220

Accounts payable	$1,492,526	$1,191,122
Accrued expenses	3,251,262	2,438,954
Deferred revenue	—	483,052
Other current liabilities	1,149,253	1,158,669
Total current liabilities	5,893,041	5,271,797

Other liabilities	240,928	83,910
Common stock classified outside of stockholders’ equity (deficit)	7,854,682	11,775,724
Total stockholders’ equity (deficit)	(6,137,844)	(542,211)
Total liabilities, common stock classified outside of stockholders’ equity (deficit) and stockholders’ equity (deficit)	$7,850,807	$16,589,220

The condensed consolidated balance sheets at December 31, 2011 and 2012 are derived from the audited consolidated financial statements at the date included in the Company’s Form 10-K for the fiscal year ended December 31, 2012.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
	2011	2012	2011	2012
Net Revenue	$4,911,943	$5,516,481	$22,642,728	$18,736,669
Operating expenses:
Cost of revenue	3,693,698	2,520,043	11,733,700	10,415,913
Selling and marketing	1,452,998	920,884	5,560,637	5,065,998
General and administrative	3,215,267	2,112,463	9,708,347	8,783,414
Research and development	483,275	432,760	1,321,897	2,128,610
Total operating expenses	8,845,238	5,986,150	28,324,581	26,393,935
Operating loss	(3,933,295)	(469,669)	(5,681,853)	(7,657,266)
Other income (expense):
Interest expense	(9,339)	(19,283)	(20,718)	(85,838)
Interest income	(13)	2	149	27
Other	—	1,608	—	(14,002)
Net loss	$(3,942,647)	$(487,342)	$(5,702,422)	$(7,757,079)
Unrealized gain (loss) on foreign currency translation	10,467	4,518	(73,217)	3,180
Comprehensive loss	$(3,932,180)	$(482,824)	$(5,775,639)	$(7,753,899)
Net loss per share — basic and diluted	$(0.20)	$(0.01)	$(0.30)	$(0.29)
Weighted-average shares — basic and diluted	19,539,237	32,797,625	19,124,806	26,742,345

The condensed consolidated statement of operations at December 31, 2011 and 2012 are derived from the audited financial statements included in the Company’s Form 10-K for the year ended December 31, 2012.

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